Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF TELLURIAN INC.

Tellurian Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.          This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 20, 2017 (the “A&R Certificate of Incorporation”).

2.           Section (a) of Article FOURTH of the A&R Certificate of Incorporation is hereby amended as follows:

(a)               The total number of shares of stock which the Corporation shall have authority to issue is nine hundred million (900,000,000), of which eight hundred million (800,000,000) shares shall be common stock, par value of one cent ($0.01) per share (the “Common Stock”), and one hundred million (100,000,000) shares shall be preferred stock, par value of one cent ($0.01) per share (the “Preferred Stock”).

3.           The amendment set forth herein has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 10th day of June, 2020.

TELLURIAN INC.

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Title:	President and Chief Executive Officer

[Signature Page to Certificate of Amendment
to Amended and Restated Certificate of Incorporation of Tellurian Inc.]